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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): March 31, 2003

                          PACIFIC PREMIER BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                     0-22193
                              (Commission File No.)

               DELAWARE                                  33-0743195
(State or Other Jurisdiction of Incorporation) (IRS Employer Identification No.)


             1600 Sunflower Ave, Second Floor, Costa Mesa, CA 92626
               (Address of Principal Executive Offices) (Zip Code)

                                 (714) 431-4000
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, If Changed Since Last Report)



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ITEM 5.    OTHER EVENTS

Pacific Premier Bancorp, Inc., announced its unaudited results of operations for the quarter ended March 31, 2003.

ITEM 7.    EXHIBITS

1. Press Release dated April 28, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.



Dated:  April 28, 2003                    By:       /s/ STEVEN R. GARDNER
                                                    ---------------------
                                                    Steven R. Gardner
                                                    President/CEO/COO



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                                                                     Exhibit


Pacific Premier Bancorp Inc. Announces First Quarter 2003 Results

    COSTA MESA, Calif.--(BUSINESS WIRE)--April 28, 2003--Pacific Premier Bancorp, Inc. (Nasdaq:PPBI) (the "Company") the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced its results of operations for the quarter ended March 31, 2003.
    The Company reported a first quarter net loss of $258 thousand, or ($0.19) per basic and diluted share, compared to earnings of $388 thousand, or $.29 per basic and $.17 per diluted share for the first quarter of 2002. All diluted earnings per share amounts have been adjusted to reflect stock option grants and warrants outstanding to acquire shares of the Company.
    Return on average assets (ROAA) for the quarter ended March 31, 2003 was (.43)% compared to .63% for the same quarter last year. The Company's return on average equity (ROAE) for the quarter ended March 31, 2003 was (9.07)% compared to 18.76% for the quarter ended March 31, 2002.
    Steven R. Gardner, President and Chief Executive Officer stated, "The operating results for the past two quarters have been impacted by a project initiated in the fourth quarter of 2002 by the Bank's newly hired Internal Asset Review Manager, who has over 13 years of previous examination experience with the Office of Thrift Supervision. The project involved the re-evaluation of all loans 90 days or more past due, which are concentrated in the Bank's residential loan portfolio, and resulted in the Bank aggressively writing down or charging-off various loans during the fourth quarter of 2002 and the first quarter of 2003. This project was completed in April. We believe the Bank's future level of charge-offs and corresponding loan loss provisions will decrease significantly due to both the decreasing loan balances within the residential portfolio and the overall reduction in delinquent loans. Total delinquent loans have decreased from $12.3 million at September 31, 2002 to $5.6 million at March 31, 2003."
    The Company's net interest income before provision for loan losses decreased 26.5% to $2.1 million for the first quarter of 2003 as compared to the same period in 2002. The decrease is due to the combination of the decrease in average loan yield and average investment yield of 107 basis points and 140 basis points, respectively, partially offset by a reduction in the cost of funds by 46 basis points. The Participation Contract's discount accretion that was included in interest income for the first quarter of 2003 was $731 thousand compared to $913 thousand for the same period a year ago. The discount accretion and recognition of interest income was based on the Company's projections of the expected performance of the residual assets underlying the Participation Contract. However, the actual performance of the residual assets and cash realized by the Company could vary significantly from the Company's projections. The assumptions utilized in the projections that could cause a substantial change in the cash realized from the Participation Contract are the estimated levels of future loan losses and the rate of prepayment speeds estimated for the loans underlying the residual assets.
    The provision for loan losses was $639 thousand for the quarter ended March 31, 2003, compared to $334 thousand for the same period in 2002. The increase in provision is primarily due to charge-offs in the amount $727 thousand of which $561 thousand related to the project to re-evaluate all loans that are 90 days or more past due. The Bank's Loss Mitigation Department continues collection efforts on loans written-down and charged-off to maximize future potential recoveries.
    Noninterest income was $639 thousand for the quarter ended March 31, 2003 compared to $640 thousand for the quarter ended March 31, 2002. Noninterest income for the quarter ended March 31, 2003 included a gain on the sale of marketable securities of $143 thousand.
    Noninterest expenses were $2.3 million for the quarter ended March 31, 2003, compared to $2.7 million in the quarter ended March 31, 2002. The $428 thousand decrease was primarily the result of certain actions taken by management during 2002 to reduce operating expenses. These actions included a reduction in staffing levels, the consolidation and closure of two under-performing depository branches and the relocation of the Company's corporate headquarters to Costa Mesa, California.
    At March 31, 2003, the Company had 59 full-time equivalent employees, a reduction of 11 employees from the March 31, 2002 level of 70 full-time equivalent employees.
    Total assets of the Company were $232.4 million as of March 31, 2003 compared to $238.3 million as of December 31, 2002. Net loans increased by $18.2 million in the quarter due primarily to increases in originations of income property and residential construction loans totaling $30.4 million. The proceeds from the sale of investment securities were used to fund the originations as well as to repay $10 million of FHLB term borrowings that matured in the first quarter of 2003. Investment securities decreased by $27.8 million for the quarter ended March 31, 2003.
    The allowance for loan losses, including both general and specific reserves, totaled $2.7 million as of March 31, 2003 and $2.8 million as of December 31, 2002. The allowance for loan losses as a percent of non-accrual loans was 56.2% and 54.5% as of March 31, 2003 and December 31, 2002, respectively. Non-accrual loans totaled $4.9 million at March 31, 2003 and $5.2 million as of December 31, 2002. Real estate owned was reduced to $1.3 million at March 31, 2003 from $2.4 million at December 31, 2002.
    Total deposits increased by $5.5 million to $196.7 million at March 31, 2003, compared to $191.2 million of deposits at December 31, 2002. This is the first quarterly increase since the Bank began to intentionally reduce its deposits in early 2001. In the first quarter of 2003 the Bank began to realize improved core deposit growth due primarily to its strategy emphasizing the development of relationships with both small business owners and consumers to increase checking and money market accounts. During the quarter, core deposits increased by $2.2 million and cost of deposits decreased by 24 basis points to 2.63%.
    "The Retail Branch Banking group remains focused on increasing core deposits and management has taken steps to continue the expansion of our product offerings, which will, in turn, increase the number of customer relationships and increase fee income. Recently, the Bank hired a new manager for our Seal Beach location, approved the implementation of an Overdraft Privilege Program, partnered with Merchant E-Solutions and Automatic Data Processing (ADP) to offer their services to our depositors and installed a new data processing platform within our three branches. In the coming quarters, we plan on introducing additional products and services to attract and retain core depositors." stated Mr. Gardner.
    Other borrowings totaled $23.0 million as of March 31, 2003 with an average cost of 8.37%. Other borrowings are comprised of the Company's Senior Secured Note of $11.5 million net of original issue discount, Subordinated Debt of $1.5 million and the Bank's $10.0 million FHLB Advances. There were $32.9 million of other borrowings as of December 31, 2002.
    The Company's total cost of funds for the quarter ended March 31, 2003 was 3.45% compared to 3.72% for the quarter ended December 31, 2002 and 3.91% for the quarter ended March 31, 2002.
    The Bank's core and total risk-based capital ratios at March 31, 2003 were 6.98%, and 10.87%, respectively. The minimum ratios for well-capitalized banks are 6% and 10% for core capital and risk-based capital, respectively.
    The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking, income property and construction lending. The Bank currently operates three full-service branches located in Orange and San Bernardino Counties, in Southern California.

    Forward-Looking Comments

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.
    Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

    Changes in the performance of the financial markets;

    Changes in the demand for and market acceptance of the Company's products and services;

    Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing;

    The effect of the Company's policies;

    The continued availability of adequate funding sources;

    Differences in actual prepayment rates and credit losses as compared to prepayment rates and credit losses assumed by the Company for purposes of its valuation of mortgage derivative securities (the "Participation Contract");

    The effect of changes in market interest rates on the spread between the coupon rate and the pass through rate and on the discount rate assumed by the Company in its valuation of its Participation
Contract;

    And various legal, regulatory and litigation risks.

    Annual Meeting

    The Board of Directors has established April 1, 2003, as the record date for determining Stockholders entitled to receive notice of, to attend and to vote at, the Annual Meeting or any postponement or adjournments thereof. Only record holders of Common Stock of the Company at the close of business on such record date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. The meeting will be held on Thursday May 29, 2003, at 10:00 a.m., Pacific Time, at the corporate headquarters of Pacific Premier Bank, 1600 Sunflower Avenue, 2nd Floor, Costa Mesa, California, 92626.

PACIFIC PREMIER BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
UNAUDITED (In thousands)

                                                   March 31,  Dec. 31,
ASSETS                                               2003      2002

Cash and due from banks                              $7,766    $3,590
Investment Securities Available for Sale             28,465    58,243
Investment Securities Held to Maturity                1,966        --
Loans held for sale                                   1,562     1,866
Loans held for investment, net of allowance for
 loan losses of
 $2,747 in 2003 and $2,835 in 2002, respectively    174,907   156,365
Accrued interest receivable                           1,100     1,140
Foreclosed real estate                                1,298     2,427
Premises and equipment                                5,520     5,411
Deferred income taxes                                 2,350     2,350
Participation Contract                                5,356     4,869
Other assets                                          2,146     2,017

TOTAL ASSETS                                       $232,436  $238,278

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposit accounts                                   $196,695  $191,170
Other borrowings                                     10,000    20,000
Notes Payable                                        11,475    11,440
Subordinated debentures                               1,500     1,500
Accrued expenses and other liabilities                1,788     2,545

Total liabilities                                   221,458   226,655

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value                             13        13
Additional paid-in capital                           43,328    43,328
Retained earnings                                   (32,344)  (32,086)
Accumulated adjustments to stockholders' equity         (19)      368

Total stockholders' equity                           10,978    11,623

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $232,436  $238,278


PACIFIC PREMIER BANCORP AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
UNAUDITED (In thousands, except per share data)

                                                  Three Months Ended

                                                 March 31,  March 31,
INTEREST INCOME:                                      2003       2002

Loans                                               $2,892     $3,675
Other interest-earning assets                        1,137      1,408

    Total interest income                            4,029      5,083

INTEREST EXPENSE:
Interest-bearing deposits                            1,291      1,796
Other borrowings                                       154         36
Notes payable                                          476        400
Subordinated debentures                                 53         53

    Total interest expense                           1,974      2,285

NET INTEREST INCOME                                  2,055      2,798

PROVISION FOR LOAN LOSSES                              639        334

NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES                                              1,416      2,464

NONINTEREST INCOME:
Loan servicing fee income                              164        276
Bank and other fee income                              101        144
Net gain (loss) on loan sales                           --         --
Net gain (loss) from investment securities             143         (9)
Other income                                           231        229

     Total noninterest income                          639        640

NONINTEREST EXPENSE:
Compensation and benefits                            1,144      1,117
Premises and occupancy                                 347        525
Data processing                                         99        161
Net loss (gain) on foreclosed real estate               94        (73)
Other expense                                          629      1,011

        Total noninterest expense                    2,313      2,741

NET (LOSS) INCOME  FROM OPERATIONS                    (258)       363
PROVISION (BENEFIT) FOR INCOME TAXES                    --        (25)

NET (LOSS) INCOME FROM OPERATIONS                    ($258)      $388

Basic Average Shares Outstanding                 1,333,572  1,333,572
Basic (Loss) Earnings per Share                     ($0.19)     $0.29

Diluted Average Shares Outstanding               2,543,028  2,304,201
Diluted (Loss) Earnings per Share                   ($0.19)     $0.17


PACIFIC PREMIER BANCORP AND SUBSIDIARIES
Statistical Information
UNAUDITED (In thousands)
                                           As of     As of     As of
                                           Mar 31,  Mar 31,   Dec. 31,
                                            2003      2002      2002

Asset Quality:

Non-accrual loans                          $4,889   $13,678    $5,205
Real estate owned                          $1,298    $2,841    $2,427
Net Charge offs for the quarter ended        $727      $590      $974
Allowance for loan losses                  $2,747    $4,108    $2,835
Charge offs to average loans, annualized     1.78%     1.31%     2.77%
Non-accrual loans to total loans             2.73%     7.89%     3.23%
Non-accrual loans to total assets            2.10%     5.31%     2.18%
Allowance for credit losses to total
 loans                                       1.53%     2.37%     1.76%
Allowance for credit losses to non-
 accrual loans                              56.19%    30.03%    54.47%

Average Balance Sheet: for the Quarter
 ended

Total assets                             $241,873  $245,169  $238,372
Loans                                    $163,377  $180,395  $140,829
Deposits                                 $196,242  $218,381  $191,469
Borrowings                                $19,631    $4,667   $20,044
Notes payable & Subordinated notes        $12,957   $10,913   $12,922

Share Data:

Basic Book Value                            $8.23     $6.31     $8.72
Diluted Book Value                          $4.25     $3.36     $4.60
Closing Stock Price                         $6.00     $3.19     $5.31


                                          3 month   3 month
                                           ended     ended
                                           Mar 31,   Mar 31,
                                            2003      2002

Profitability and Productivity:

Return on average assets                   (0.43%)     0.63%
Return on average equity                   (9.07%)    18.76%
Net interest margin                         3.67%      4.82%
Non-interest expense to total assets        3.98%      4.25%
Efficiency ratio                           85.86%     79.73%

Pacific Premier Bank Capital Ratios:

Core Capital Ratio                          6.98%      6.32%
Risk-based Capital Ratio                   10.87%     13.06%

    CONTACT: Pacific Premier Bancorp, Inc., Costa Mesa
             Steven R. Gardner or John Shindler, 714/431-4000

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